Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1 of Smartec International, Inc. (A Development Stage Company) of our report dated June 8, 2009 on our audit of the financial statements of Smartec International, Inc. (A Development Stage Company) as of April 30, 2009, and the related statements of operations, stockholders’ equity and cash flows from inception on January 20, 2009 through April 30, 2009, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

June 12, 2009

6490 West Desert Inn Rd, Las Vegas, NV 89146 (702) 253-7499 Fax (702) 253-7501